EX-5
   OPINION OF BRIAN F. FAULKNER, A PROFESSIONAL LAW CORPORATION

                          Brian F. Faulkner
                   A Professional Law Corporation
                   27127 Calle Arroyo, Suite 1923
                San Juan Capistrano, California 92675
                           (949) 240-1361


February 7, 2007


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Andain, Inc. - Form SB-2

Dear Sir/Madame:

     I have acted as a counsel to Andain, Inc., a Nevada corporation ("Andain"), in connection with its registration statement on Form SB-
2 ("Registration Statement") relating to the registration of 9,730,000 shares of common stock ("Shares"), $0.001 par value per Share, by Andain and by selling stockholders of Andain. In my representation I have examined such documents, corporate records, and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and Bylaws of the Andain.

     Based upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is my opinion that the Andain is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that the Shares, when issued and sold under the Registration Statement, will be validly issued, fully paid, and non-assessable.

     My opinion is limited by and subject to the following:

(a) In rendering my opinion I have assumed that, at the time of each issuance and sale of the Shares, the Andain will be a corporation validly existing and in good standing under the laws of the State of Nevada.

(b) In my examination of all documents, certificates and records, I have assumed without investigation the authenticity and completeness of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity and completeness of the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Andain, and the due authorization, execution and delivery of all documents by the parties thereto other than the Andain. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Andain and of public officials and have assumed the same to have been properly given and to be accurate.

(c) My opinion is based solely on and limited to the federal laws of the United States of America and Nevada laws. I express no opinion as to the laws of any other jurisdiction.

                                       Sincerely,



                                       /s/  Brian F. Faulkner
                                       Brian F. Faulkner, Esq.